SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 10, 1999



                              THE TIREX CORPORATION
             (Exact name of registrant as specified in its charter)



          Delaware                    33-17598-NY                22-2824362
(State or other jurisdiction          (Commission             (I.R.S. Employer
      of incorporation)              File Number)            Identification No.)


740 St. Maurice, Suite 201
         Montreal, Quebec                                     H3C 1L5
(Address of principal executive offices)                     (Zip Code)


                                 (514) 878-0727
              (Registrant's telephone number, including area code)
             (Former name, former address and former fiscal year, if
                           changed since last report)

                                Page 1 of 3 pages

ITEM 5. Other Events

      The Tirex Corporation has noted an increase in both the trading volume and the market price of its common stock on the OTC Bulletin Board, pursuant to which the respective average low bid and high ask prices rose from $0.108 and $0.124 during the fifteen trading days ended May 14, 1999 to $0.158 and $0.218 during the five trading days ended May 21, 1999. The volume of trading also increased from a daily average of 344,933 shares during the fifteen trading days ended May 14, 1999 to a daily average of 1,822,940 during the five trading days ended May 31, 1999. The closing price on Friday, May 21, 1999 was $0.156 per share.

      The Company is not aware of any facts or circumstances which reasonably might be expected to give rise to increases of such magnitude other than increased public awareness of the Company, its business, and prospects which may have resulted from a research report prepared by Capital Research Group Inc. based upon information supplied by the Company and other sources relied upon by Capital Research. This report was posted by Capital Research on its website at http://www.thesubway.com. On May 7, 1999, Capital Research and Tirex entered into a six-month financial public relations consulting agreement pursuant to which Capital Research will endeavor to increase public awareness of Tirex. Under the terms of the consulting agreement, Capital Research is to receive compensation consisting of: (i) 300,000 shares of Tirex common stock for the first month; (ii) 200,000 shares of Tirex common stock for the second month;
(iii) $35,000 for the third month; and (iv) $15,000 for each of the fourth, fifth, and sixth months. The last four monthly payments may consist of cash, stock, or a combination of both. There are currently 87,428,779 shares of Tirex common stock issued and outstanding. To date, Capital Research has received 300,000 shares of Tirex common stock. This compensation was paid on the Company's behalf by an individual who has served as a marketing and business consultant to Tirex since November 1997. Capital Research has disclosed its position in Tirex on its website.

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

ITEM 7. EXHIBITS

         No Exhibits are being filed with this Report.


                                    SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       THE TIREX CORPORATION



Dated: May 24, 1999                    By   /s/ Terence C. Byrne
                                         -----------------------
                                         Terence C. Byrne, Chairman and
                                         Chief Executive Officer

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